Exhibit 99.1
Stanley-Martin Communities, LLC Reports Third Quarter 2007 Results
Reston, Virginia, November 12, 2007
Stanley-Martin Communities, LLC (‘the Company’) announces financial results for the three and nine month periods ended September 30, 2007. Stanley-Martin preliminary financial highlights are as follows:
•	Third quarter 2007 revenues of $43.7 million decreased $17.8 million or 28.9% from third quarter 2006 revenues of $61.5 million. Total revenues for the nine months ended September 30, 2007 were $118.1 million down $63.9 million or 35.1% from $182.0 million in the same period in 2006.

•	Net income (loss) for the third quarter 2007 was $(7.6) million, down $10.0 million from $2.4 million in the third quarter 2006. Net income (loss) for the nine months ended September 30, 2007 was $(10.5) million, down $28.3 million from $17.8 million in the first nine months in 2006. The net income (loss) includes $10.8 and $5.0 million and $19.3 million and $5.0 million in charges for asset impairments of real estate inventory for the three and nine months ended September 30, 2007 and 2006, respectively.

•	New orders decreased 18.2% to 27 homes in the three months ended September 30, 2007 from 33 homes in the same period in 2006. Net new orders increased 2.1% to 195 homes for the nine month period ended September 30, 2007 from 191 homes in the same period in 2006.

•	At September 30, 2007, our backlog was 85 homes with an aggregate contract price of $51.2 million, down from 134 homes with an aggregate contract price of $84.3 million at September 30, 2006.
Results of Operations:
Quarter Ended September 30, 2007 (2007) Compared to Quarter Ended September 30, 2006 (2006)
     Revenue. Total revenues for 2007 were $43.7 million, down $17.8 million or 28.9% from $61.5 million for 2006. Homebuilding sales-homes were $42.2 million in 2007, up $2.3 million or 5.8% from $39.9 million in 2006. The increase in homebuilding sales-homes was the result of a 25.0% increase in the number of homes delivered offset by a 15.2% decrease in the average price of a delivered home. The Company had $18.9 million of Homebuilding-land sales in 2006. These sales were generated by Wildewood Residential, LLC (Residential) prior to the contribution of Residential to the Company.
     During 2006, we delivered 64 homes with an average sales price of $623,000 compared to 80 homes with an average sales price of $528,000 in 2007. In 2006, we delivered 8 townhomes and 56 single family homes. The townhomes had an average sales price of $351,000 and the single family homes had an average sales price of $662,000. In 2007, we delivered 33 townhomes and 47 single family homes. The townhomes had an average sales price of $463,000 and the single family homes delivered had an average sales price of $573,000. The decrease in the average sales price is due to a shift in the product mix being offered by the company and a general decline in demand within the market place. We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $1.4 million in 2007, down 48.1% from $2.7 million in 2006. The decrease in revenues when compared to the same quarter in the prior year was driven by a 32.2% decrease in the number of loans originated offset by a 3.9% increase in the average size of the loans on which the fees are based. Our homebuyers accounted for 34.5% of Heritage Mortgage’s business in the third quarter 2007, up from 21.1% in 2006.

     During 2007, Heritage Mortgage was responsible for handling the financing needs of 89% of our homebuyers, up from 83% in 2006. First Excel was responsible for underwriting title insurance for 94% of our Virginia homebuyers in the third quarter 2007, down from 95% in 2006. Financial services revenues were 3.1% of total 2007 revenues, down from 4.3% a year earlier.
     New Orders and Backlog. The number of new orders decreased 18.2% to 27 in 2007 from 33 in 2006. The aggregate value of new orders was $14.9 million in 2007, down $4.8 million or 24.4% from $19.7 million a year earlier. The average sales price for new orders declined from $597,000 in 2006 to $552,000 in 2007. This 7.5% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In 2006, 60.6% of the new orders were single family homes. In 2007, 66.7% of the new orders were single family homes. 2007 new orders were comprised of 18 single family homes with an average sales price of approximately $562,000 and 9 townhome new orders with an average sales price of $534,000. In 2006, there were 20 single family new orders with an average sales price of $631,000 and 13 townhome new orders with an average sales price of $545,000.
     While we have made a modest change to our discount policy, many competitors continue to advertise substantial discounts for select product. We feel this practice has continued to create an expectation in new homebuyers that discounts will be forthcoming from all builders. Although not all builders will aggressively discount their product, the time frame in which a homebuyer makes a purchase decision has been significantly impacted.
     At September 30, 2007, our backlog was 85 homes with an aggregate value of $51.2 million, down from 134 homes with an aggregate value of $84.3 million a year earlier. The average sales price in backlog at September 30, 2007 was $603,000, down $26,000 or 4.1% from $629,000 a year earlier. Just as with new orders, the decrease in average sales price in backlog is due to a change in product mix as well as a more challenging market. The backlog has been further reduced due to a decrease in the average construction period of the homes. As of September 30, 2007, 63 single family homes were in backlog with an average sales price of $620,000, down from 115 single family homes with an average sales price of $635,000 a year earlier. As of September 30, 2007, 22 townhomes were in backlog with an average backlog price of $552,000. A year earlier, 19 townhomes were in backlog with an average backlog price of $593,000.
     Gross Margin-Homebuilding. The gross margin-homebuilding in 2007 was $(2.0) million or (4.7)% of homebuilding sales, down from $9.3 million of homebuilding sales in 2006. In the third quarter of 2007, market conditions for new home sales declined as inventory levels of both new and existing homes remained high and competitors continue to discount their existing inventory. As a result, the Company recorded an $10.8 million charge for asset impairments of real estate inventory held due to declining market conditions. A similar charge of $5.0 million was experienced in the third quarter of 2006. The decline in the gross margin-homebuilding was offset in part by a decrease in the average time it took to construct a home and the effect of cost reductions negotiated in late fiscal year 2006. The gross margin-homebuilding, excluding impairment, for the three months ended September 30, 2007 was 20.8%, down from 24.3% from the same period a year earlier.
     Selling and Marketing Expenses. Total selling and marketing expenses in 2007 decreased $0.5 million, or 15.6%, to $2.7 million from $3.2 million in 2006. Selling and marketing expenses as a percent of homebuilding sales increased to 6.5% in 2007 from 5.4% in 2006. The increase in selling and marketing costs as a percent of homebuilding sales is due to the increase in closing costs and discounts offered to meet market demands and enhanced marketing efforts in the competitive market.

     General and Administrative Expenses. Total general and administrative expenses in 2007 decreased approximately $1.3 million or 21.7% to $4.7 million from $6.0 million in 2006. General and administrative expenses as a percentage of total revenues increased to 10.7% in 2007 from 9.7% in the same period in 2006. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs and professional fees. The increase in the ratio of general and administrative costs to total revenues is due to the reduced revenues and fixed cost nature of some of the general and administrative costs. Homebuilding general and administrative expenses were $3.0 million or 7.1% of homebuilding revenue in 2007, down from $3.9 million or 6.6% of homebuilding revenue a year earlier. While homebuilding general and administrative expenses declined 23.1% year to year, the ratio of general and administrative expenses to homebuilding revenue increased due to the fixed nature of many expenses. Financial services general and administrative expenses were $1.6 million in 2007, down 23.8% from $2.1 million a year earlier. The decline is due to the reduced business volume offset by the fixed nature of many expenses.
     Gain (loss) on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the third quarter 2007, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The gain (loss) on derivative contracts, net, was $(892,196) in 2007. During 2006, we had three interest rate swaps with an aggregate notational amount of $50 million. The gain (loss) recorded on these derivative instruments was $(795,285) in 2006.
     Minority Interest. Minority interest expense represents the minority owners 25% interest in Heritage Mortgage and the minority owners 49% interest in First Excel Title, LLC. Minority interest expense (benefit) was $(33,326) for 2007 and $155,049 in the third quarter 2006. The decrease in 2007 from 2006 is due to reduced business activity in both our mortgage and title company.
     Net Income (loss). Overall, net income (loss) for the third quarter 2007 was $(7.6) million, down $10.0 million from $2.4 million in 2006. Our homebuilding segment experienced a decrease in net income (loss) to $(7.4) million in 2007 from $2.0 million in 2006. This decrease was primarily the result of the decrease in 2007 homebuilding sales revenue, an impairment charge of $10.8 million, and a decline in gross margin-homebuilding. Our financial services segment reported net income (loss) of $(212,910) for 2007, down from $366,117 in 2006. This decline reflects the slow down in both our mortgage and title businesses.
Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006
     Revenue. Total revenues for the nine months ended September 30, 2007 were $118.1 million, down $63.9 million or 35.1% from $182.0 million for the nine months ended September 30, 2006. Homebuilding sales-homes were $111.8 million in the nine months ended September 30, 2007, off $41.9 million or 27.3% from $153.7 million in the nine months ended September 30, 2006. The decrease in homebuilding sales-homes was the result of a 19.8% decrease in the number of homes delivered and a 9.5% decrease in the average price of a delivered home offset by a reduction in the average time it takes to construct a home. The Company had $19.2 million of homebuilding-land sales in the nine months ended September 30, 2006. These sales were generated by Residential prior to the contribution of Residential to the Company.
     During the nine months ended September 30, 2006, we delivered 243 homes with an average sales price of $633,000 compared to 195 homes with an average sales price of $573,000 in the nine months ended September 30, 2007. In the nine months ended September 30, 2006, we delivered 36 townhomes and 207 single family homes with an average sales price of $311,000 and $689,000, respectively. In the nine months ended September 30, 2007, we delivered 76 townhomes and 119 single family homes. The townhomes had an average sales price of $525,000 and the single family homes delivered had an average sales price of $604,000. The decrease in the average sales price is due to the decline in demand within the market place and a shift in the product mix being offered by the company. We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $5.9 million in the nine months ended September 30, 2007, down 34.4% from $9.0 million in the nine months ended September 30, 2006. The decrease in revenues when compared to the same period in the prior year was driven by a 26.0% decrease in the number of loans originated offset by a 3.2% increase in the average size of the loans on which the fees are based. Our homebuyers accounted for 25.2% of Heritage Mortgage’s business in the nine months ended September 30, 2007, up from 21.8% in the nine months ended September 30, 2006.

     During the nine months ended September 30, 2007, Heritage Mortgage was responsible for handling the financing needs of 88% of our homebuyers, up from 77% in the nine months ended September 30, 2006. First Excel was responsible for underwriting title insurance for 95% of our Virginia homebuyers in the nine months ended September 30, 2007, up from 88% in the nine months ended September 30, 2006. Financial services revenues were 5.0% of total 2007 revenues, up from 4.9% a year earlier.
     New Orders. The number of new orders increased 2.1% to 195 in the nine months ended September 30, 2007 from 191 in the nine months ended September 30, 2006. The aggregate value of new orders was $110.2 million in the nine months ended September 30, 2007, down $6.5 million or 5.6% from $116.7 million a year earlier. The average sales price for single family and townhomes together declined from $611,000 in the nine months ended September 30, 2006 to $565,000 in the nine months ended September 30, 2007. This 7.5% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In the nine months ended September 30, 2007, 64.1% of the new orders were single family homes. In the nine months ended September 30, 2006, 80.6% of the new orders were single family homes. For the nine months ended September 30, 2007, new orders were comprised of 125 single family homes with an average sales price of approximately $594,000 and 70 townhome new orders with an average sales price of $513,000. In the nine months ended September 30, 2006, there were 154 single family new orders with an average sales price of $647,000 and 37 townhome new orders with an average sales price of $461,000.
     While we have made a modest change to our discount policy, many competitors continue to advertise substantial discounts for select product. We feel this practice has created an expectation in new homebuyers that discounts will be forthcoming from all builders. Although not all builders will aggressively discount their product, the time frame in which a homebuyer makes a purchase decision has been significantly impacted.
     Gross Margin-Homebuilding. The gross margin-homebuilding in the nine months ended September 30, 2007 was $5.7 million or 5.1% of homebuilding sales, down from $39.2 million or 22.7% of homebuilding sales in the nine months ended September 30, 2006. For the year-to-date ended September 30, 2007, market conditions for new home sales declined as inventory levels of both new and existing homes remained high. As a result, the Company recorded an $19.3 million charge for asset impairments of real estate inventory held due to declining market conditions, a similar charge of $5.0 million was experienced in the nine months ended September 30, 2006. The decline in the gross margin-homebuilding was offset in part by a decrease in the average time it took to construct a home and the effect of cost reductions negotiated in late fiscal year 2006. We expect the gross margin-homebuilding throughout 2007 to be below 2006 levels due to increased competition in the market place and lower anticipated average sales prices. The gross margin-homebuilding, excluding impairment, was 22.4%, down from 25.6% a year earlier, which is a reflection of the declining market.
     Selling and Marketing Expenses. Total selling and marketing expenses in the nine months ended September 30, 2007 decreased $2.0 million, or 20.0%, to $8.0 million from $10.0 million in the nine months ended September 30, 2006. Selling and marketing expenses as a percent of homebuilding sales increased to 7.1% in the nine months ended September 30, 2007 from 5.8% in the nine months ended September 30, 2006. The increase in selling and marketing costs as a percent of homebuilding sales is due to the increase in closing costs and discounts offered to meet market demands and enhanced marketing efforts in the competitive market.

     General and Administrative Expenses. Total general and administrative expenses in the nine months ended September 30, 2007 decreased approximately $5.7 million or 27.0% to $15.4 million from $21.1 million in the nine months ended September 30, 2006. General and administrative expenses as a percentage of total revenues increased to 13.0% in the nine months ended September 30, 2007 from 11.6% in the same period in the nine months ended September 30, 2006. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs and professional fees. The increase in the ratio of general and administrative costs to total revenues is due to the reduced revenues and fixed cost nature of some of the general and administrative costs. Homebuilding general and administrative expenses were $10.0 million or 8.9% of homebuilding revenue in the nine months ended September 30, 2007, down from $14.1 million or 8.2% a year earlier. While homebuilding general and administrative expenses declined 29.1% year to year, the ratio of general and administrative expenses to homebuilding revenue increased due to the fixed nature of many expenses. Financial services general and administrative expenses were $5.4 million in the nine months ended September 30, 2007, down 22.9% from $7.0 million a year earlier. The dollar decline is due to the reduced business volume offset by the fixed nature of many expenses.
     Gain (loss) on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the nine months ended September 30, 2007 and 2006, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The gain (loss) on derivative contracts, net, was $(392,685) in the nine months ended September 30, 2007. During the nine months ended September 30, 2006, we had three interest rate swaps outstanding with an aggregate notational amount of $50 million. The gain (loss) recorded on these derivative instruments was $378,480 for the nine months ended September 30, 2006.
     Minority Interest. Minority interest expense represents the minority owners 25% interest in Heritage Mortgage and the minority owners 49% interest in First Excel Title, LLC. Minority interest was $164,981 for the nine months ended September 30, 2007 and $576,192 in the nine months ended September 30, 2006. The decrease in 2007 from 2006 is due to reduced business activity in both our mortgage and title company.
     Net Income (loss). Overall, net income (loss) for the nine months ended September 30, 2007 was $(10.5) million, down $28.3 million from $17.8 million in the nine months ended September 30, 2006. Our homebuilding segment experienced a decrease in net income (loss) to $(10.7) million in the nine months ended September 30, 2007 from $16.5 million in the nine months ended September 30, 2006. This decrease was primarily the result of the decrease in 2007 homebuilding sales revenue and a decline in gross homebuilding-margin. Our financial services segment reported net income of $214,436 for the nine months ended September 30, 2007, down 83.9% from $1.3 million in the nine months ended September 30, 2006. This decline reflects the slow down in both our mortgage and title businesses.
Seasonality and Variability in Quarterly Results
     We have historically experienced, and expect to continue to experience, seasonal variability in our sales and net income on a quarterly basis. We believe that this seasonality reflects the tendency of homebuyers to shop for a new home in the spring with the goal of closing in the fall or winter as well as the scheduling of paving and construction to accommodate seasonal weather conditions. Additional factors that contribute to this variability include our ability to continue to acquire land and land options on acceptable terms, the timing of receipt of regulatory approval for development and construction, the condition of the real estate market and general and local economic conditions in the Washington, D.C. metropolitan area, prevailing interest rates and the availability of financing, both for us and for the purchasers of our homes and the cost and availability of materials and labor. Our historical financial performance is not necessarily a meaningful indicator of future results and may vary project to project and from quarter to quarter. Our revenue may fluctuate significantly on a quarterly basis. Quarter to quarter comparisons should not be relied upon as an indicator of future performance.

Liquidity and Capital Resources
     Our financing needs depend on sales volume, asset turnover, land acquisition and inventory balances. We have incurred substantial indebtedness and may incur substantial indebtedness in the future to fund our homebuilding activities. During the first nine months of 2007, we purchased approximately $8.2 million of land, before any purchase adjustments, using available cash and borrowings under our senior secured facility. We will continue to evaluate all of our alternatives to satisfy our demand for lots in the most cost effective manner. As of September 30, 2007, the Company controls 2,424 lots of which 2,314 (95%) lots are owned and 110 (5%) lots are under option contracts.
     On October 12, 2007, our senior secured credit facility was amended, to among other things, extend the maturity date of the facility by one year from December 1, 2009 until December 1, 2010. The senior secured credit facility provides financing of up to $127.5 million, consisting of a revolving credit facility and includes borrowing capacity available to our subsidiary Neighborhoods Capital, LLC and certain of its subsidiaries, for letters of credit. The reduction in the amount of financing available from $150.0 to $127.5 million was a result of the reduction in the number of syndicated banks responsible for the facility. The facility was also amended to reinstitute an “accordion” feature which allows for (i) the addition of syndicated banks and (ii) an increase in future financing under the facility to $150.0 million. The facility was also amended to reflect changes to the calculation of the borrowing base, including the amount of time during which land under development and finished lots may be included in the calculation of the borrowing base. An additional $7.7 million was added to the borrowing base subsequent to September 30, 2007 as a result of the loan modification.
     We assess our liquidity in terms of our ability to generate cash to fund our operating activities. We finance our land acquisitions, land improvements, homebuilding, development and construction activities from internally generated funds and our senior secured credit facility. The senior secured credit facility is a three-year facility that matures on December 1, 2010 and can be extended one year every December 1 subject to the lender’s approval. As of September 30, 2007, we had $77.3 million borrowed on our senior secured credit facility. Our borrowing capacity under the senior secured credit facility is dependent on borrowing base calculations stipulated in the facility agreement. At September 30, 2007, these calculations allowed for additional borrowings of up to $44.5 million over the $77.3 million already on the line of credit. Borrowings under the senior secured credit facility are secured by land and construction work-in-progress and carry a floating interest rate of one month LIBOR plus a margin that ranges from 175 to 225 basis points. As additional parcels of land owned by the Company are added to the borrowing base, the Company can continue to increase its borrowing capability.
     A $10 million warehouse line of credit provides financing for mortgage loans originated by Heritage Mortgage. Amounts outstanding under this warehouse line of credit are repaid at the time the mortgage loans are sold to a permanent investor. The warehouse line of credit currently bears interest at the Federal Funds Rate plus 1.00%. Mason is the principal borrower under the $10 million warehouse facility with Cardinal Bank, and Heritage Mortgage is jointly and severally liable with Mason for the obligations under the warehouse facility as an accommodation party (which in this case is equivalent to a guarantor). Accordingly, Heritage Mortgage bears no interest cost nor has any outstanding borrowings on the warehouse facility because ownership of the originated mortgage loans is transferred to Mason concurrent with Heritage Mortgage’s closing of the loans with the borrowers.
     In the third quarter of 2007, the Company repurchased subordinated notes with a face value of $4.3 million for $3.1 million. The transaction resulted in a gain on extinguishment of debt of $1.0 million, after the write-off of related deferred financing costs. The Company will continue to assess the current market value of the subordinated debt, outstanding debt on the line of credit and future liquidity requirements in determining the Company’s desire to repurchase additional subordinated debt.

     Neighborhood Holdings, LLC, our parent, has substantial obligations to make distribution payments on its outstanding Class A membership interests. Neighborhood Holdings is obligated to pay approximately $361,000 a month to the holders of Class A membership interests. Class A membership interests will be redeemed in installments on June 30, 2008, June 30, 2009, June 30, 2010, and June 30, 2011. As of September 30, 2007, the redemption amounts due on the dates listed above are $11.5 million, $13.0 million, $11.4 million and $0.2 million, respectively. Neighborhood Holdings has the right to request the holders of the Class A membership interests to roll forward for a three year period the obligations due on each of the redemption dates. In the four and a half years during which Neighborhood Holdings has been obligated to make similar annual payments, the majority of the holders of the Class A membership interests have agreed to roll the redemption date forward three years. There is no assurance that these holders will continue to accede to any future requests to defer payment. In addition, from time to time, Neighborhood Holdings makes distribution payments on its Class B membership interests, a portion of which may be used to fund the tax obligations of the beneficial holders thereof, Martin K. Alloy and Steven B. Alloy, which are attributable to our income by virtue of our being a “pass-through” entity for income tax purposes. Neighborhood Holdings relies on distributions from its subsidiaries, including us, to fund these payments. For the nine months ended September 30, 2007 and 2006, there were $3.6 million and $11.8 million of distributions to Holdings, respectively.
     We believe that our available financing is adequate to support operations and planned land acquisitions through 2010.
Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006.
     Cash Flows used in Operating Activities. Net cash used in operating activities was $15.8 million for the nine months ended September 30, 2007, down 73.9% from the net cash used in operating activities of $60.6 million in the same period a year earlier. The majority of the decrease in net cash used in operating activities was the result of a significant decrease in the use of cash related to the change in our real estate inventory. The change in real estate inventory was $22.7 million in the nine months ended September 30, 2007 as compared to $74.1 million in the nine months ended September 30, 2006 and was the result of a reduction in purchases of land and a decrease in land development activities.
     Cash Flows used in Investing Activities. Net cash used in investing activities for the nine months ended September 30, 2006 represents the purchase of $813,157 of leasehold improvements and office furniture and equipment, related to our relocation of our corporate offices. Net cash used in investing activities for the nine months ended September 30, 2007 represent property and equipment purchases of approximately $70,000.
     Cash Flows provided by Financing Activities. Cash provided by financing activities was $14.8 million for the nine months ended September 30, 2007, down 35.4% from $22.9 million a year earlier. In the nine months ended September 30, 2007, we borrowed $24.5 million on our line of credit and repaid a $2.8 million seller note related to property we acquired in late 2006. In the nine months ended 2006, we drew $77.3 million on our line of credit and repaid $42.0 million of notes payable. Distributions to the member was $3.6 million and $11.8 million in the nine months ended September 30, 2007 and 2006, respectively. Distributions to minority partners decreased to $258,912 in the nine months ended September 30, 2007 from $598,552 in the nine months ended September 30, 2006.
     The Trust Indenture related to the senior subordinated notes permits payments of distributions by the Company to Holdings including but not limited to the following: a) a permitted tax dividend to allow the direct and indirect beneficial owners of the equity interests to pay taxes on the net income generated by Stanley-Martin Communities, LLC; b) up to $4.0 million each calendar year to allow Neighborhood Holdings to make required monthly payments to the Neighborhood Holdings Series A Investors; c) up to $500,000 each calendar year to allow Neighborhood Holdings to pay overhead expenses incurred in the ordinary course of business; and d) an aggregate $5.0 million of additional ‘Restricted Payments’ (as defined therein) from the Issue Date. The Trust Indenture provides for additional distributions up to fifty percent (50%) of consolidated net income for a period may be distributed only to the extent certain ratios are maintained (the Ratio Exception as defined in the Trust Indenture).

Interest Costs:
     The Company capitalizes most interest costs to inventory during the development and construction period. Capitalized interest is charged to cost of revenues when the related inventory is delivered for sale. Interest incurred, capitalized and charged to cost of revenues for the three month and nine month periods ended September 30, 2007 and 2006 is summarized as follows (amounts in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest incurred and capitalized	$4,860,076	$4,729,196	$14,722,766	$13,583,429
Interest cost unrelated to homebuilding, expensed	36,249	43,118	112,465	140,810
Capitalized interest charged to cost of sales	1,918,087	1,476,351	5,023,149	5,030,437
Earnings Before Interest, Taxes, Depreciation and Amortization (‘EBITDA’)
     EBITDA means net income before (a) state and federal income taxes, (b) expensing of previously capitalized interest included in cost of sales for home building, (c) material noncash impairment charges, if any, and (d) homebuilding depreciation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income (loss)	$(7,590,190)	$2,409,807	$(10,504,149)	$17,837,365
Expensing of previously capitalized interest in cost of sales	1,918,087	1,476,351	5,023,149	5,030,437
Impairment of real estate inventory	10,802,053	4,960,222	19,344,944	4,960,222
Other non-capitalized interest	36,249	43,118	112,465	140,810
Depreciation	135,261	149,609	480,626	437,438

EBITDA	$5,301,460	$9,039,035	$14,457,035	$28,406,272

     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.

STATEMENT ON FORWARD-LOOKING INFORMATION
     Certain information included herein and in our other reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Act of 1995, including, but not limited to, statements concerning our anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered prices of homes, the ability to secure materials and subcontractors, and the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities. In some cases you can identify those so called forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “intend,” “can,” “could,” “might,” or “continue,” or the negative of those words or other comparable words. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation , the competitive environment in which we operate, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of our customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions. Additional information concerning potential factors that we believe could cause our actual results to differ materially from expected and historical results is included in “Risk Factors” in our Form 10-K dated March 27, 2007. Moreover, the financial guidance contained herein related to our expected results of operations for fiscal 2007 reflects our expectations as of November 12, 2007 and is not being reconfirmed or updated herein or by the Quarterly Report on Form 10-Q.
     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

Assets	September 30,	December 31,
	2007	2006
Cash and cash equivalents	$1,771,784	$2,845,724
Real estate inventory	284,552,333	281,965,819
Deposits and escrows, net	2,550,454	4,504,954
Property and equipment, net	1,724,519	2,135,396
Due from related parties	409,373	154,851
Accounts receivable	1,411,543	1,725,563
Deferred financing costs, net	4,188,468	4,724,914
Other assets	1,611,543	2,038,356

	$298,220,017	$300,095,577

Liabilities and Member’s Capital

Liabilities:
Debt	$222,970,000	$205,500,000
Accounts payable and accrued expenses	5,389,603	6,508,057
Due to related parties	183,950	9,020
Accrued interest payable	2,103,845	5,880,755
Purchaser deposits	2,962,297	2,802,833
Cost to complete and customer services reserves	4,502,626	5,592,766
Other liabilities	2,682,726	2,226,596

Total liabilities	240,795,047	228,520,027

Minority interest	357,174	451,105
Member’s capital	57,067,796	71,124,445

	$298,220,017	$300,095,577

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated and Combined Statements of Operations and Member’s Capital
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Homebuilding sales — homes	$42,207,435	$39,880,417	$111,816,327	$153,735,955
Homebuilding sales — land	—	18,930,945	—	19,150,945
Financial services	1,364,878	2,663,526	5,856,578	8,997,796
Management services	142,300	44,255	427,310	88,961

Total revenues	43,714,613	61,519,143	118,100,215	181,973,657

Operating expenses:
Cost of sales — homes	33,406,454	28,338,745	86,789,526	112,427,610
Cost of sales — land	—	16,193,877	—	16,260,381
Impairment of real estate inventory	10,802,053	4,960,222	19,344,944	4,960,222
Selling and marketing expenses	2,745,675	3,181,397	7,983,912	10,039,462
General and administrative expenses	4,664,544	5,961,345	15,412,258	21,067,001

Operating income (loss)	(7,904,113)	2,883,557	(11,430,425)	17,218,981

Gain (loss) on derivative contracts, net	(892,196)	(795,285)	(392,685)	378,480
Gain on extinguishment of debt	1,012,596	—	1,012,596	—
Other income, net	160,197	476,584	471,346	816,096

Net income (loss) before minority interest	(7,623,516)	2,564,856	(10,339,168)	18,413,557
Minority interest	33,326	(155,049)	(164,981)	(576,192)

Net income (loss)	(7,590,190)	2,409,807	(10,504,149)	17,837,365

Distributions to members	(1,337,503)	(6,499,658)	(3,552,500)	(11,800,000)
Beginning member’s capital	65,995,489	75,475,589	71,124,445	65,348,373

Member’s capital	$57,067,796	$71,385,738	$57,067,796	$71,385,738

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated and Combined Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(10,504,149)	$17,837,365
Adjustments to reconcile net income to net cash used in operating activities:
Impairment of real estate inventory	19,344,944	4,960,222
Gain on extinguishment of debt	(1,012,596)	—
Depreciation and amortization	480,626	437,438
Changes in fair value of derivative contracts	562,062	12,509
Minority interest	164,981	576,192
Change in:
Real estate inventory	(22,660,057)	(74,103,847)
Accounts receivable and other assets	520,023	(2,457,844)
Due to/from related parties	(79,592)	(2,887,934)
Deposits and escrows	2,004,500	2,490,016
Accounts payable and accrued expenses	(1,118,454)	(813,326)
Purchaser deposits	159,464	(3,234,268)
Accrued interest payable	(3,776,910)	(4,820,496)
Other liabilities	114,879	1,380,472

Total adjustments	(5,296,130)	(78,460,866)

Net cash used in operating activities	(15,800,279)	(60,623,501)

Cash flows used in investing activities-
Purchase of property and equipment	(69,749)	(813,157)

Cash flows from financing activities:
Repayments of loans payable	(2,750,000)	(41,973,798)
Repurchase of subordinated debt	(3,142,500)	—
Draws on line of credit, net	24,500,000	77,250,000
Distribution to member	(3,552,500)	(11,800,000)
Distribution to minority partners	(258,912)	(598,552)

Net cash provided by financing activities	14,796,088	22,877,650

Net increase (decrease) in cash and cash equivalents	(1,073,940)	(38,559,008)
Cash and cash equivalents at beginning of period	2,845,724	44,331,867

Cash and cash equivalents at end of period	$1,771,784	$5,772,859

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of capitalized interest of $18,612,141 and $18,404,425, respectively	$112,465	$140,810

Selected Financial and Other Information:
The following table sets forth certain information regarding closings, new orders and backlog for for the three and nine months ended September 30, 2007 and 2006.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(dollars in thousands)		(dollars in thousands)
Home Deliveries (homes):
Single-family	47	56	119	207
Townhome	33	8	76	36

Total	80	64	195	243

Average Sales Price of Homes Delivered:
Single-family	$573	$662	$604	$689
Townhome	$463	$351	$525	$311
Average sales price of homes delivered	$528	$623	$573	$633

Revenue from Homes Delivered:
Single-family	$26,934	$37,074	$71,929	$142,550
Townhome	15,273	2,806	39,887	11,186

Total	$42,207	$39,880	$111,816	$153,736

New Orders (homes):
Single-family	18	20	125	154
Townhome	9	13	70	37

Total	27	33	195	191

Average Sales Price of New Orders:
Single-family	$562	$631	$594	$647
Townhome	$534	$545	$513	$461
Average sales price of all new orders	$552	$597	$565	$611

Value of New Orders:
Single-family	$10,109	$12,613	$74,268	$99,603
Townhome	4,808	7,088	35,909	17,061

Total	$14,917	$19,701	$110,177	$116,664

Backlog at End of Period (homes):
Single-family	63	115	63	115
Townhome	22	19	22	19

Total	85	134	85	134

Average Sales Price Backlog End of Period:
Single-family	$620	$635	$620	$635
Townhome	$552	$593	$552	$593
Average sales price backlog value for all homes	$603	$629	$603	$629

Backlog Sales Value at End of Period:
Single-family	$39,081	$73,026	$39,081	$73,026
Townhome	12,149	11,266	12,149	11,266

Total	$51,230	$84,292	$51,230	$84,292